Exhibit 99.1
FEDERAL HOME LOAN BANK OF DALLAS

AUDIT COMMITTEE CHARTER

I.    Organization

A.	Membership

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Federal Home Loan Bank of Dallas (the “Bank”) shall consist of at least five Board members, each of whom shall meet the criteria of independence set forth below. The members of the Committee shall be selected and replaced by the Board. Membership on the Committee shall include a balance of representatives from community financial institutions and other members, and independent and member directors. In order to provide continuity and experience, Committee members should serve staggered terms. At least one member of the Committee shall have extensive accounting or related financial management experience. One member of the Committee shall be designated by the Board as the Committee’s Chairperson. Another member of the Committee shall be designated by the Board as the Committee’s Vice Chairperson. In the absence of the Chairperson of the Committee, the Vice Chairperson of the Committee, or in the absence of both the Chairperson and Vice Chairperson of the Committee, a member of the Committee designated by a majority of the members present at any meeting, shall serve as chairperson of the Committee.

Members of the Audit Committee will be considered sufficiently independent if they have no relationship to the Bank that may interfere with the exercise of their independent judgment from management. Examples of such relationships include, but are not limited to:

1.	Being employed by the Bank for the current year or any of the past five years.

2.	Accepting any compensation from the Bank other than compensation for board service.

3.	Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to the Bank.

4.	Being an immediate family member of an individual who is, or has been in any of the past five years, employed as an officer of the Bank.

B.	Meetings and Minutes

The Committee shall meet at least twice annually with both the internal and external auditors. The Committee should meet in executive session with both the internal and external auditors at least twice annually. Regular meetings may be held without notice thereof, but the Committee’s Chairperson may direct the giving of five days’ notice of such meeting to each member of the Committee. The Chairperson of the Committee may call additional meetings on at least one day’s prior notice to each member of the Committee. The notice of each such additional meeting shall stipulate the day, time, and place of such meeting or if necessary the instructions necessary to participate in a meeting and shall contain a statement of the purpose or purposes of each such meeting. Any additional meeting may be held on any day and at any time and place without previous notice if all of the members of the Committee are actually present and two-thirds of the members of the Committee consent thereto. An agenda and written minutes should be prepared for each meeting and a copy forwarded to the Federal Housing Finance Agency. The Secretary of the Bank, an Assistant Secretary of the Bank, or a designee selected by the Committee’s Chairperson shall record the minutes of all of the Committee’s meetings. Minutes should include a summary of all matters discussed in executive session. The minutes of the Committee’s meetings shall be signed by the Committee’s Chairperson, the Committee’s Vice Chairperson, or the presiding officer and the Secretary of the Bank, an Assistant Secretary of the Bank, or the designee recording the minutes of the meeting. The Committee’s Chairperson shall report regularly to the Board on the Committee’s activities and minutes of the Committee’s meetings shall be submitted to the Board. At any meeting of the Committee the affirmative vote of a majority of a quorum of the Committee shall be necessary to pass any resolution.

C.	Resources

The members of the Committee shall have access to any employees of the Bank. The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. Management of the Bank shall provide appropriate funding for the selection, engagement, and retention of any legal counsel and other outside advisers and consultants, and for other necessary and appropriate administrative expenses of the Committee, all as determined by the Committee.

II.    Purpose of the Committee

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities for: (A) the integrity of the Bank’s financial statements; (B) the establishment of adequate control and governance processes; (C) the Bank’s compliance with legal and regulatory requirements; (D) the independent auditors’ qualifications and independence; (E) the performance of the Bank’s internal audit function and independent auditors; and (F) the Bank’s compliance with internal policies and procedures.

III.    Duties and Responsibilities of the Committee

The Committee’s duties and responsibilities shall be:

Financial Reporting

1.	Directing senior management to maintain the reliability and integrity of the key accounting policies and financial reporting and disclosure practices, including any significant changes therein.

2.
Reviewing the basis for the Bank’s financial statements and the external auditors’ opinion rendered with respect to such financial statements (including the nature and extent of any significant changes in accounting principles or the application therein). This review includes discussions with the external auditors and required communications under SAS No. 114.

3.	Ensuring that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank’s true financial performance and governance practices.

4.	Assessing the impact of new accounting principles or policies promulgated by the accounting profession or proposed by Bank personnel.

5.
Reviewing with legal counsel any legal matters that could have a significant impact on the Bank’s financial statements, compliance with applicable laws and regulations and inquiries received from regulators.

6.
Prior to public release, reviewing with management and the external auditor and approving the Bank’s annual and quarterly financial statements to be provided to the Office of Finance or filed with the SEC, including (a) the Bank’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) any certifications regarding the financial statements or the Bank’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with the SEC by the Bank’s officers.

7.	Recommending to the Board for the Board’s approval the audited financial statements to be included in the annual report on Form 10-K filed with the SEC.

8.	Discussing earnings press releases with management prior to their issuance.

9.
Overseeing that the Bank’s management establishes, implements, and maintains accounting policies and procedures that are in compliance with applicable law, regulation, guidance, and industry standards, including GAAP and other applicable reporting and disclosure standards.

Internal Control

10.
Ensuring that senior management has established and is maintaining an adequate internal control system within the Bank by reviewing the Bank’s internal control system (including the resolution of identified material weaknesses and reportable conditions in the internal control system, and processes established for prevention or detection of management override or compromise of the internal control system); evaluating management’s response to audit findings and reports; and reviewing the programs and policies designed to ensure compliance with applicable laws, regulations and policies and monitoring the results of these compliance efforts.

11.	Evaluating security for computer systems, facilities, and back-up systems.

12.	Reviewing audit reports and holding discussions with the internal and external auditors, Federal Housing Finance Agency examiners, and the Bank’s management.

13.	Following-up on implementation by management of audit recommendations.

Oversight of the Internal Audit Function

14.
Overseeing the selection, compensation, performance evaluation and, if applicable, replacement of the Director of Internal Audit. The Director of Internal Audit may be removed only with the approval of the Audit Committee. The Director of Internal Audit is accountable to and shall report to the Audit Committee on all substantive issues, and shall report administratively to the President. Evaluations shall be based on audit reports submitted and on discussions with management, the external auditors, and the Federal Housing Finance Agency examiners.

15.	Reviewing the scope of audit services required, significant accounting policies, significant risks and exposures, audit activities, and audit findings.

16.	Determining that no restrictions are imposed upon audit scope.

17.
Evaluating and approving the annual audit plan, the staffing, and the budget for the Internal Audit Department to ensure adequate funding is provided for the department to discharge its responsibilities.

18.	Annually, reviewing and evaluating the performance of the Internal Audit Department by monitoring the accomplishment of audit goals and objectives.

19.	Evaluating and ensuring the independence and objectivity of the internal auditors.

20.	Annually, reviewing and approving the charter of the Internal Audit Department.

21.
Ensuring the compensation for the Director of Internal Audit and the internal audit staff includes appropriate focus on performance activities and not exclusively on the financial performance of the Bank.

22.	Meeting periodically with the Director of Internal Audit.

Oversight of the External Audit Function

23.
Overseeing the external audit function by being directly responsible, in its capacity as a committee of the Board of Directors, for the appointment, compensation, renewal, termination and oversight of the external auditor. The external auditor shall report directly to the Audit Committee.

24.	Reviewing and approving the annual audit plan of the external auditors, including approval of the external auditor’s engagement letter.

25.	Annually, evaluating the performance of the Bank’s external auditors.

26.	Determining that no restrictions are imposed upon audit scope.

27.	Evaluating the independence of the external auditors and requiring an annual statement of independence from the external auditors.

28.
Annually, reviewing the internal quality control procedures of the external auditor, and any material issues raised by the most recent internal quality-control review or peer review or by any governmental or professional inquiry or investigation within the preceding year regarding any audit performed by the independent auditors and any steps taken to deal with such issues.

29.	Set clear hiring policies for employees or former employees of the external auditor and monitor compliance with such policies.

30.	Requiring that the independent auditor rotate the lead partner and the partner responsible for reviewing the audit at least every five years.

31.
Receiving, reviewing and discussing reports from the external auditor on critical accounting policies and practices used, all alternative treatments of financial information within GAAP related to material items that have been discussed with management, ramifications of use of such alternative treatments, and the treatment preferred by the external auditors.

32.	Reviewing with the external auditor any difficulties the auditor encountered and management’s response.

33.	Ensuring that all audit and non-audit services provided by the external auditors are pre-approved in accordance with the Committee’s Audit and Non-Audit Services Pre-Approval Policy.

34.
Approving the appointment, compensation, renewal, termination and oversight of any accounting firm registered with the Public Company Accounting Oversight Board that performs audit, review, or attestation services for the Bank.

35.	Meeting periodically with the external auditor.

Governance Oversight Responsibilities

36.
Monitoring compliance with the Bank’s Code of Conduct and Ethics, Code of Conduct for Senior Financial Officers, Financial Disclosure Policy, and the Bank’s Directors Conflict of Interest Policy and coordinating the investigation of conflicts of interest and unethical conduct with the Federal Housing Finance Agency, Internal Audit Director and Legal Counsel.

37.
Reviewing the policies and procedures established by senior management to assess and monitor implementation of the Bank’s strategic business plan and the operating goals and objectives contained therein.

38.	Monitoring compliance with the Bank’s Anti-Fraud Program.

39.
Establishing procedures for (a) the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential anonymous submission by employees of the Bank of concerns regarding questionable accounting or auditing matters.

40.
Assuring the Bank has policies in place to notify the FHFA of any accounting treatments or policies identified as having significant legal, reputation, or safety and soundness risk with a focus on accounting treatments or policies that no employ GAAP or preferred methods.

41.
At least annually, review, with appropriate professional assistance, the requirements of laws, rules, regulations and guidelines that are applicable to its activities and duties. Provide the Chief Accountant with materials and procedures employed in such review.

42.	Reviewing and approving transactions with related persons.

43.	Reviewing and discussing policies with respect to risk assessment and risk management.

44.	Meeting periodically with management of the Bank.

45.	Assuring that management provides it with adequate information and reports to carry out its duties and responsibilities.

46.
No less frequently than every two years, assess the need for an independent consultant or accounting firm to conduct an evaluation of one or more accounting policy areas, and report the findings to the board of directors, senior management, and the Chief Accountant. If the Audit Committee determines the results of the assessment warrant a targeted evaluation, the Committee should then consider the appropriate form and scope of the engagement (for example, agreed-upon procedures, review, etc).

Reporting Responsibilities

47.
Providing an independent, direct channel of communication between the Board of Directors and the internal auditors and external auditors. The internal and external auditors shall have unrestricted access to the Audit Committee without the need for any prior management knowledge or approval.

48.	Conducting an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter and providing a report to the Board.

General Duties and Responsibilities

49.
Reviewing and assessing the adequacy of the Audit Committee Charter not less frequently than annually and, where appropriate, recommending to the Board of Directors for its approval changes to such charter.

50.	Recommending to the Board of Directors that the Board of Directors re-adopt the Audit Committee Charter no less often than every three years.

IV.    Incidental Authority
The duties and responsibilities set forth above in paragraph III are not meant to be exclusive. The Committee is authorized to carry out the duties and responsibilities set forth in paragraph III and such other duties and responsibilities assigned by the Board from time to time, and take any actions incidental to the mandate of this Charter.

V.    Subcommittees
The Committee may carry out its work and discharge its duties and responsibilities through such subcommittees as it may from time to time establish.

This Audit Committee Charter was reviewed and adopted by the Board of Directors on October 20, 2011.